                                                                    EXHIBIT 23.1



Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the inclusion of our reports dated March 26, 2004 in this Form 10-K and to the incorporation by reference of such report in the Company's previously filed Registration Statements on Form S-8 File Nos. 333-00362, 333-24809, 333-34193, 333-67927,
333-81795, 333-54852, 333-61316 and 333-91488 and in the registration statements
(No. 333-94743 and 333-90964) on Form S-3. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 2003 or performed any audit procedures subsequent to the date of our report.

Our reports dated March 26, 2004 contain an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and related schedule do not include any adjustments that might result from the outcome of that uncertainty.



/s/ VITALE, CATURANO & COMPANY, P.C.


VITALE, CATURANO & COMPANY, P.C.

March 26, 2004
Boston, Massachusetts